UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NUTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 0-06906
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                                MEDICORE, INC.
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             (Exact name of registrant as specified in its charter)

                2337 West 76th Street, Hialeah, Florida 33016
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                  Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: None*

* Medicore, Inc. merged with and into Dialysis Corporation of America on September 21, 2005. Dialysis Corporation of America was the surviving corporation in the merger and the separate corporate existence of Medicore, Inc. thereupon ended.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dialysis Corporation of America (the surviving corporation of the merger of Medicore, Inc. with and into Dialysis Corporation of America) has caused this Certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 26, 2005               By: /s/ Stephen W. Everett
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                                           Stephen W. Everett, President
                                           and Chief Executive Officer